Exhibit 99.1

VOC Energy Trust

VOC Energy Trust Announces Trust Quarterly Distribution

VOC ENERGY TRUST

The Bank of New York Mellon Trust Company, N.A., Trustee

NEWS RELEASE

FOR IMMEDIATE RELEASE

Austin, Texas, July 20, 2016 — VOC Energy Trust (NYSE Symbol — VOC) announced the Trust distribution of net profits for the second quarterly payment period ended June 30, 2016.

Unitholders of record on August 1, 2016 will receive a distribution amounting to $1,530,000 or $0.09 per unit, payable August 12, 2016.

Volumes, average sales prices and net profits for the payment period were:

Sales volumes:
Oil (Bbl)	144,061
Natural gas (Mcf)	82,996
Total (BOE)	157,894
Average sales prices:
Oil (per Bbl)	$37.43
Natural gas (per Mcf)	$1.45
Gross proceeds:
Oil sales	$5,392,042
Natural gas sales	120,290
Total gross proceeds	$5,512,332
Costs:
Lease operating expenses (1)	$2,517,621
Production and property taxes	730,294
Development expenses	143,826
Total costs	$3,391,741
Net proceeds	$2,120,591
Percentage applicable to Trust’s Net Profits Interest	80%
Net profits interest	$1,696,473
Increase in cash reserve held by VOC Brazos Energy Partners, L.P.	0
Total cash proceeds available for the Trust	$1,696,473
Provision for estimated Trust expenses	(166,473)
Net cash proceeds available for distribution	$1,530,000

(1)         – Lease operating expenses have been reduced by $233,578 as a result of Texas sales tax refunds.

This press release contains forward-looking statements. Although VOC Brazos Energy Partners, L.P. has advised the Trust that VOC Brazos Energy Partners, L.P. believes that the expectations contained in this press release are reasonable, no assurances can be given that such expectations will prove to be correct. The announced distributable amount is based on the amount of cash received or expected to be received by the Trustee from the underlying properties on or prior to the record date with respect to the quarter ended June 30, 2016.  Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause these statements to differ materially include the actual results of drilling operations, risks inherent in drilling and production of oil and gas properties, the ability of commodity purchasers to make payment, and other risk factors described in the Trust’s Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission. Statements made in this press release are qualified by the cautionary statements made in these risk factors. The Trust does not intend, and assumes no obligation, to update any of the statements included in this press release.

Contact:	VOC Energy Trust
The Bank of New York Mellon Trust Company, N.A., as Trustee
Mike Ulrich
512-236-6599

919 Congress Avenue, Austin, TX  78701